Exhibit 99.1

Winner Medical Reports Second Quarter Results for the Fiscal Year 2010

--	Revenue increased 26.4% to $26.1 million
--	Net income increased 62.8% to $2.7 million; Net margins increased more than 200 basis points to 10.3%; Adjusted diluted EPS increased 78.6% to $0.14 year over year
--	Sales of PurCotton® products increased 71.1% to $1.9 Million
--	Adjusted EPS for the first six months increased to $0.32 from $0.15 of the first six months in fiscal year 2009

SHENZHEN, China, May 11, 2010 /PRNewswire-Asia/ -- Winner Medical Group Inc. (NASDAQ: WWIN; "Winner Medical"), a leading manufacturer of medical dressings, medical disposables and non-woven PurCotton® materials for the medical and consumer products industries in China, today reported that second quarter fiscal year 2010 revenue increased 26.4% to $26.1 million, net income increased 62.8% to $2.7 million and diluted earnings per share increased 71.4% to $0.12. Adjusted net income (non-GAAP), which excludes share-based compensation expenses, increased 78.6% to $3.1 million for the second quarter of fiscal 2010, and adjusted diluted earnings per share (non-GAAP), which exclude share-based compensation expenses, increased 75.0% to $0.14 in the second quarter.

Second Quarter Fiscal 2010 and Half Year Fiscal 2010 Summary (in millions of U.S. dollar, except per share data)

	Q2 FY2010	Q2 FY2009	Y/Y	Half Year FY2010	Half Year FY2009	Y/Y
Net Sales	$26.1	$20.6	26.4%	$55.9	$46.4	20.5%
Cost of Sales	$18.7	$14.8	26.3%	$39.1	$34.0	15.1%
Gross Profit	$7.4	$5.8	26.8%	$16.8	$12.4	35.3%
Income from Operations	$3.2	$2.1	52.9%	$7.7	$3.8	101.2%
Net Income Attributable to Winner Medical Group Inc.	$2.7	$1.6	62.8%	$6.6	$3.1	111.5%
Diluted EPS	$0.12	$0.07	71.4%	$0.29	$0.14	107.1%

"Winner Medical delivered solid second-quarter results as our operating numbers were enhanced by accelerating growth in the Chinese market for our Winner® brand and finished medical products, as well as a sequential increases in sales of PurCotton® products," said Jianquan Li, Chairman and Chief Executive Officer of Winner Medical. "Our business is performing well and our domestic and PurCotton® businesses are on track for increased profit growth this quarter."

"Looking forward, we will continue to reshape and strengthen our portfolio, by expanding medical products sales into the Chinese marketplace directly to hospitals, distributors and chain drugstores, while accelerating sales of PurCotton® brand products with retail sales through our chain stores, on-line sales and supermarkets as well as wholesale distribution to large customers. We expect that these products and sales to the Chinese marketplace will fuel our growth in an increasingly competitive marketplace. We also expect to drive growth this year through these key strategic investments funded by our continued strong cash flow and recent capital raising," Mr. Li said.

Second Quarter FY2010 Highlights

Net Sales

Winner Medical reported net sales of $26.1 million for the second quarter of 2010, a 26.4% increase from $20.6 million in the second quarter of 2009. This increase was partially attributable to increased sales to North and South American customers in the second quarter of 2010, which increased approximately 26.2% to $5.1 million from $4.0 million in the second quarter of 2009. PurCotton® products sales increased approximately 71.1% to $1.9 million in the second quarter of 2010 from $1.1 million in the second quarter of 2009.

Gross Profit

Gross profit in the second quarter of 2010 increased 26.8% to $7.4 million from $5.8 million in the second quarter of 2009. Second quarter 2010 gross margin was 28.2%, compared to 28.1% in the second quarter of 2009. The modest increase in gross margin resulted from high-margin sales of Winner® brand products and PurCotton® products, which were partially offset by an increase in the price of cotton, our principal raw material.

Selling, General and Administrative Expenses

In the second quarter of 2010, selling, general and administrative expenses were $4.1 million, versus $3.9 million in the second quarter of 2009. Adjusted selling, general and administrative expenses (non-GAAP), which exclude share-based compensation expenses, for the second quarter were $3.7 million, versus $3.8 million for the same quarter of 2009. This increase was mainly due to increases in transportation expenses for export markets, increases in salaries for management, administrative staff and sales personnel, as well as an increase in leasing fees for PurCotton® stores.

Income from Operations

Income from operations increased by 52.9% to $3.2 million in the second quarter of 2010, from $2.1 million in the second quarter of 2009. Adjusted income from operations (non-GAAP), which excludes share-based compensation expenses, was $3.7 million in the second quarter of 2010, compared to $2.2 million in the same period of 2009.

Income Taxes

The Company's effective tax rate for the second quarter of 2010 was 19.1%, compared to 21.6% in the second quarter of 2009. The lower income tax rate was mainly due to the Company's subsidiary, Winner Industries (Shenzhen), obtaining the High and New Technology Enterprise Certificate, which reduced its income tax rate from 18% to 15%.

Net Income Attributable to Winner Medical Group Inc.

Net income attributable to Winner Medical Group Inc. increased by 62.8% to $2.7 million in the second quarter of 2010, as compared to approximately $1.6 million in the second quarter of 2009. Diluted earnings per share increased 71.4% to $0.12 in the second quarter, compared to $0.07 per share in the comparable quarter of last year. Adjusted net income attributable to Winner Medical Group Inc. (non-GAAP), which excludes share-based compensation expenses, was $3.1 million for the second quarter of 2010, an increase of 78.6% from the same period a year ago. Excluding share-based compensation expenses, adjusted diluted earnings per share (non-GAAP) was $0.14 in the second quarter, versus $0.08 per share in the comparable quarter of last year, an increase of 75.0%. This increase was primarily driven by high demand for PurCotton® products, increased sales to North and South American customers, lean production management and favorable foreign exchange rates.

Six Months Ended March 31, 2010 Highlights

Net Sales

Winner Medical reported net sales of $55.9 million for the six months ended March 31, 2010, a 20.5% increase from $46.4 million for the same period of 2009. This increase is mainly attributable to growing product demand from Chinese customers, increased sales orders from existing North and South American customers, as well as rapid PurCotton® product sales to customers in China and the overseas markets. The strong revenue growth was also driven by a large quantity of sales of face masks and protective products as a result of H1N1 both in the Chinese and global markets during the six months ended March 31, 2010.

Gross Profit

Gross profit for the six months ended March 31, 2010 increased to $16.8 million, a 35.3% increase from $12.4 million for the same period of 2009. Gross margin was 30.1% for the six months ended March 31, 2010, compared to 26.8% for the six months ended March 31, 2009, which resulted from the Company's strategy of targeting the Chinese medical market combined with high-margin sales of PurCotton® products, as well as benefits derived from our lean production management and favorable foreign exchange rates.

Selling, General and Administrative Expenses

For the six months ended March 31, 2010, selling, general and administrative expenses were $9.5 million, versus $8.3 million for the same period of 2009. Adjusted selling, general and administrative expenses (non-GAAP), which exclude share-based compensation expenses, for the six months ended March 31, 2010 were $8.7 million, versus $8.1 million for the same period of 2009. This increase was primarily driven by increases in transportation expenses for the domestic and export markets, increases in salaries for management, administrative staff and consulting expenses for brand-building projects, as well as an increase in internet and information utilization fees resulting from the launch of the SAPHR system.

Income from Operations

Income from operations increased by 101.2% to $7.7 million for the six months ended March 31, 2010, from $3.8 million for the same period of 2009. Adjusted income from operations (non-GAAP), which excludes share-based compensation expenses, was $8.5 million for the six months ended March 31, 2010, compared to $4.0 million for the same period of 2009.

Income Taxes

The Company's effective tax rate for the six months ended March 31, 2010 was 15.6%, compared to 19.1% for the same period of last year. The lower income tax rate was mainly due to the Company's subsidiary, Winner Industries (Shenzhen), obtaining the High and New Technology Enterprise Certificate, which reduced its income tax rate from 18% to 15%, and the fact that another subsidiary, Winner Industries (Huanggang), was entitled to a two-year full exemption from enterprise income tax and experienced high sales revenue growth for the six months ended March 31, 2010.

Net Income Attributable to Winner Medical Group Inc.

Net income attributable to Winner Medical Group Inc. increased by 111.5% to $6.6 million for the six months ended March 31, 2010, as compared to approximately $3.1 million for the same period of 2009. Diluted earnings per share was increased by 107.1% to $0.29 for the six months ended March 31, 2010, versus $0.14 per share for the comparable period of last year. Adjusted net income attributable to Winner Medical Group Inc. (non-GAAP), which excludes share-based compensation expenses, was $7.3 million for the six months ended March 31, 2010, an increase of 121.0% from the same period a year ago. Excluding share-based compensation expenses, adjusted diluted earnings per share (non-GAAP) was $0.32 for the six months ended March 31, 2010, versus $0.15 per share for the comparable period of last year. This increase was primarily driven by high demand for PurCotton® products, rapidly increasing sales of traditional medical products to Chinese customers and North and South American customers, lean production management and favorable foreign exchange rates.

Other Selected Financial Data

Average accounts receivable days outstanding were 42 days as of March 31, 2010 compared to 45 days as of September 30, 2009.

As of March 31, 2010, the Company had $10.8 million in cash and cash equivalents, compared to $9.5 million as of September 30, 2009. Net cash provided by operating activities and net cash used in investing activities during the six months ended March 31, 2010 were $7.6 million and $3.2 million, respectively. Working capital as of March 31, 2010 was $29.3 million compared to $23.0 million as of September 30, 2009.

First Half Fiscal Year 2010 Operational Highlights

PurCotton® Business Update

PurCotton® product sales of $4.4 million for the six months ended March 31, 2010 represented a 126.3% increase versus the $2.0 million of sales for the same period of 2009. Sales growth benefited from an increase in sales from PurCotton® chain stores and PurCotton® jumbo rolls to customers in China and Japan that produce consumer products, including sanitary and incontinence products, as well as from the processing of orders for PurCotton® finished medical products, such as operating room towels and sponges, for customers in China, Europe and the United States.

As of May 11, 2010, the first two PurCotton® manufacturing lines were producing at full capacity, with a total production capacity of 200 tons per month. The third production line commenced production in March 2010 and the fourth production line is expected to commence operation in June 2010. In order to build and market the PurCotton® brand name in China, the Company has set up a wholly-owned subsidiary, Shenzhen PurCotton Technology Co., Ltd. (“Shenzhen PurCotton”), which focuses on selling its PurCotton® branded products through Company-owned chain stores. Shenzhen PurCotton promotes the concept of "Let medical products be close to your life, Let pure cotton take care of your health". As of May 11, 2010, the Company owns and operates 17 PurCotton® chain stores in Shenzhen, Guangdong province. Each store sells four lines of PurCotton® branded personal products and healthcare supplies, including PurCotton® baby personal products, feminine personal products, daily home care products and medical care products. The projected average total cost of each store, with sizes ranging from 50 to 150 square meters, is approximately $40,000 to $60,000, which includes securing the lease, deposit, build out, instruments, inventory stocking and one month salary for salespersons. The main distribution channels are expected to be PurCotton® chain stores, on-line sales, supermarkets and wholesale to large customers. In order to develop PurCotton® business-to-consumer online stores, in April 2010 Winner Medical appointed Mr. Zihan Wu as the general manager of Shenzhen PurCotton Technology Co., Ltd.. Mr. Wu has extensive experiences in the internet and media businesses as well as brand building expertise The Company believes that the PurCotton® flagship product will be a significant growth driver and complement to its product portfolio.

Conference Call

Winner Medical's senior management will host a conference call to discuss its second quarter fiscal year 2010 results and recent business developments.

Date of the conference call: Tuesday, May 11, 2010 EDT

Dial-in Number: 866-831-6234 (US)
10-800-130-0399 (South China)
10-800-152-1490 (North China)
###-##-#### (HK)
+1-617-213-8854 (International)

Passcode: 81374527

A telephone replay will be available shortly after the conclusion of the call and will be accessible through May 18, 2010 by calling 888-286-8010 (US) or +1-617-801-6888 (International); Passcode: 35690970.

About Winner Medical:

Winner Medical is a leading manufacturer and the largest exporter by volume in the medical dressing industry in China. Headquartered in Shenzhen, the Company has eight wholly-owned operating subsidiaries and four joint ventures with over 5,000 employees. The Company engages in the manufacturing, sale, research and development of medical care products, wound care products, home care products and PurCotton® products, a nonwoven fabric made from 100% natural cotton. The products are sold worldwide, with Europe, the United States, China and Japan serving as the top four markets. The Company currently holds more than sixty patents and patent applications for various products and manufacturing processes and is one of the few Chinese companies licensed by the U.S. Food and Drug Administration (FDA) to ship finished, sterilized products directly to the United States market. To learn more about Winner Medical, please visit Winner Medical's web site at: http://ir.winnermedical.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein, are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objectives and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions and involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Non-GAAP Financial Measures

To supplement Winner Medical’s consolidated financial results presented in accordance with U.S. GAAP, Winner Medical uses the following non-GAAP measures: adjusted net income attributable to Winner Medical Group Inc., adjusted earnings per share, adjusted income from operations and adjusted selling, general and administrative expenses. These measures represent net income attributable to Winner Medical Group Inc., earnings per share, income from operations and selling, general and administrative expenses, respectively, as adjusted to exclude share-based compensation expense.

Winner Medical believes that, in conjunction with GAAP financial measures, these non-GAAP measures provide meaningful supplemental information regarding its performance and liquidity and both management and investors benefit from referring to these non-GAAP measures in assessing the Company’s performance and when planning and forecasting future periods. The calculation of these non-GAAP measures allows the Company to compare its operating results with those of other companies without giving effect to expenses related to share-based compensation, which may vary for different companies for reasons unrelated to the overall operating performance of a company’s business.

These non-GAAP measures are not measures of performance under accounting principles generally accepted in the United States (U.S. GAAP). The Company includes them in this press release in order to:

•              improve transparency for investors;
•              assist investors in their assessment of the Company’s operating performance;
•              facilitate comparisons to historical performance;
•              ensure that these measures are fully understood in light of how the Company evaluates its operating results; and
•              properly define the metrics used and confirm their calculation.

These non-GAAP measures are not meant to be considered in isolation or as a substitute for items appearing on the Company’s financial statements prepared in accordance with U.S. GAAP. Rather, the non-GAAP measures should be used as a supplement to U.S. GAAP results to assist the reader in better understanding the operational performance of the Company. The Company recognizes that the usefulness of these non-GAAP measures has certain limitations, including:

•              These non-GAAP measures do not include share-based compensation expense. Because the Company periodically has granted, and expects to continue to grant, options and restricted share awards to its employees, share-based compensation expense is a necessary element of the Company’s costs and ability to generate profits and cash flows. Therefore, any measure that excludes share-based compensation expense may have material limitations.

•              The manner in which the Company calculates these non-GAAP measures may differ from that of other companies, which limits their usefulness as comparative measures.

Management compensates for these limitations by using these non-GAAP measures as comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of its operating performance. Please refer to the non-GAAP reconciliation tables at the end of this press release for a reconciliation of adjusted net income attributable to Winner Medical Group Inc., adjusted earnings per share, adjusted income from operations and adjusted selling, general and administrative expenses to net income attributable to Winner Medical Group Inc., earnings per share, income from operations and selling, general and administrative expenses, respectively, which are the most directly comparable U.S. GAAP financial measures.

For more information, please contact:

Company:
     Peng Zhai
     Investor Relations Manager
     Winner Medical Group Inc.
     Tel:   +86-755-2806-6858
               +86-755-2813-8888 x691
     Email: investors@winnermedical.com
     Web:   http://ir.winnermedical.com

Investors:
     Scott Powell
     HC International, Inc.
     Tel:   +1-917-721-9480
     Email: scott.powell@hcinternational.net
     Web:   http://www.hcinternational.net

SOURCE:  Winner Medical Group Inc.

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Three months ended March 31		Six months ended March 31
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	US$	US$	US$	US$

Net sales	26,074,927	20,627,146	55,861,732	46,357,420

Cost of sales	(18,718,742)	(14,825,262)	(39,073,700)	(33,952,140)
Gross profit	7,356,185	5,801,884	16,788,032	12,405,280

Other operating income, net	48,624	406,285	489,087	891,249
Exchange difference, net	(55,801)	(244,685)	(80,181)	(1,129,697)
Selling, general and administrative expenses	(4,139,927)	(3,864,748)	(9,463,646)	(8,323,274)

Income from operations	3,209,081	2,098,736	7,733,292	3,843,558
Interest income	9,871	11,303	27,743	23,819
Interest expense	(44,657)	(118,647)	(98,503)	(327,056)
Equity in earnings of 50 percent or less owned persons	75,347	133,262	45,025	223,138
Income before income taxes	3,249,642	2,124,654	7,707,557	3,763,459
Income taxes	(620,209)	(459,537)	(1,202,096)	(719,665)
Net income	2,629,433	1,665,117	6,505,461	3,043,794
Net loss attributable to non-controlling interests	47,105	(20,828)	91,789	75,379
Net income attributable to Winner Medical Group Inc.	2,676,538	1,644,289	6,597,250	3,119,173

Comprehensive income:
Net income	2,629,433	1,665,117	6,505,461	3,043,794
Foreign currency translation difference	24,858	42,540	(148,066)	(125,142)
Comprehensive income attributable to non-controlling interests	47,215	(20,828)	91,950	75,379
Comprehensive income attributable to Winner Medical Group Inc.	2,701,506	1,686,829	6,449,345	2,994,031

Net income attributable to Winner Medical Group Inc. per share
- basic	0.12	0.07	0.29	0.14
- diluted	0.12	0.07	0.29	0.14

Weighted average common stock outstanding
- basic	22,363,740	22,363,740	22,363,740	22,363,740
- diluted	22,805,030	22,384,083	22,639,131	22,400,693

Winner Medical Group Inc.
Consolidated Balance Sheets

	March 31	September 30
	2010	2009
	(Unaudited)	(Unaudited)
	US$	US$

ASSETS

Current assets:
Cash and cash equivalents	10,812,184	9,493,026
Restricted bank deposits	127,579	123,868
Accounts receivable, less allowances for doubtful accounts of US$231,328 and US$244,401 at March 31, 2010 and September 30, 2009, respectively	12,475,279	13,148,462
Amounts due from an affiliated company	3,333	-
Inventories	16,547,490	14,932,740
Prepaid expenses and other current assets	4,876,139	3,614,567
Income taxes recoverable	38,942	30,910
Deferred tax assets	384,451	359,151
Total current assets	45,265,397	41,702,724
Property, plant and equipment, net	57,299,662	55,770,870
Investment in equity investees	1,968,983	1,923,956
Intangible assets, net	134,145	147,008
Non-current restricted bank deposits	34,854	34,917
Prepaid expenses and other receivables	336,793	1,104,344
Deferred tax assets	109,616	252,190
Total assets	105,149,450	100,936,009

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	3,662,413	6,589,545
Accounts payable	5,612,041	4,843,404
Accrued payroll and employee benefits	1,847,932	2,072,892
Customer deposits	565,870	603,824
Other accrued liabilities	2,685,940	2,574,736
Amounts due to affiliated companies	68,128	56,349
Income taxes payable	1,546,278	1,938,941
Total current liabilities	15,988,602	18,679,691
Deferred tax liabilities	41,916	41,899
Total liabilities	16,030,518	18,721,590

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 247,500,000 shares, issued and outstanding 22,363,740 shares at each of March 31, 2010 and September 30, 2009	22,364	22,364
Additional paid-in capital	31,713,241	31,166,123
Retained earnings	43,478,676	36,797,172
Statutory reserves	3,343,841	3,428,095
Accumulated other comprehensive income	10,569,945	10,717,850
Total Winner Medical Group Inc. stockholders’ equity	89,128,067	82,131,604
Non-controlling interests	(9,135)	82,815
Total equity	89,118,932	82,214,419
Total liabilities and equity	105,149,450	100,936,009

Winner Medical Group Inc.

Non-GAAP Reconciliation

	Three months ended		Six months ended
	31-Mar		31-Mar
	2010	2009	2010	2009
	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$
Net income attributable to Winner Medical Group Inc. (GAAP)	2,676,538	1,644,290	6,597,249	3,119,173
Share-based compensation	441,290	101,541	744,193	203,082
Adjusted net income attributable to Winner Medical Group Inc. (Non-GAAP)	3,117,828	1,745,831	7,341,442	3,322,255
Earnings per share (GAAP)
- Basic	0.12	0.07	0.29	0.14
- Diluted	0.12	0.07	0.29	0.14
Adjusted earnings per share (Non-GAAP)
- Basic	0.14	0.08	0.33	0.15
- Diluted	0.14	0.08	0.32	0.15
Weighted average ordinary shares outstanding
- Basic	22,363,740	22,363,740	22,363,740	22,363,740
- Diluted	22,805,030	22,384,083	22,639,131	22,400,693

	Three months ended		Six months ended
	31-Mar		31-Mar
	2010	2009	2010	2009
	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$
Income from operations (GAAP)	3,209,081	2,098,736	7,733,292	3,843,558
Share-based compensation	441,290	101,541	744,193	203,082
Adjusted income from operations (Non-GAAP)	3,650,371	2,200,277	8,477,485	4,046,640

	Three months ended		Six months ended
	31-Mar		31-Mar
	2010	2009	2010	2009
	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$	(Unaudited) US$
Selling, general and administrative expenses (GAAP)	4,139,927	3,864,748	9,463,646	8,323,274
Share-based compensation	441,290	101,541	744,193	203,082
Adjusted selling, general and administrative expenses (Non-GAAP)	4,581,217	3,966,289	10,207,839	8,526,356